Exhibit 5.2

Armada Acquisition Corp. III

89 Nexus Way, Camana Bay, Grand Cayman KY1 9009

____________ 2025

Ogier (Cayman) LLP

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

Director’s Certificate

Armada Acquisition Corp. III (the Company)

You have been requested to provide a legal opinion in connection with the Company (Opinion). I acknowledge that your Opinion will be given in reliance upon the information set out in this certificate. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.

I hereby certify that as at the date hereof:

1	you have been provided by us with true and complete copies of:

(a)	the Registration Statement and the Documents;

(b)	the certificate of incorporation of the Company;

(c)	the Memorandum and Articles of Association; and

(d)	written resolutions of all of the directors of the Company (the Directors) passed on 29 September 2025, 30 September 2025, 15 October 2025 and [•] (the Board Resolutions) annexed hereto;

2	the Memorandum and Articles of Association provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

3	no steps have been taken by the Company to wind up the Company and no resolutions have been passed by the sole shareholder of the Company (the Shareholder) to wind up the Company;

4

the Company is not subject to any legal, arbitral, administration or other proceedings and no notice of an application or order for the appointment of a liquidator, restructuring officer or receiver of the Company or any of its assets or of a winding-up of the Company has been received by the Company;

Armada Acquisition Corp. III

89 Nexus Way, Camana Bay, Grand Cayman KY1 9009

5	the powers and authority of the Directors as set out in the Memorandum and Articles of Association have not been varied or restricted by resolution or direction of the Shareholder;

6

there are no agreements, documents or arrangements (other than the documents expressly referred to in the Opinion as having been examined by you) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way;

7	there have been no sealing regulations made by the Directors, any board committee or the Shareholder pursuant to the Memorandum and Articles of Association;

8	the Company is, and after the allotment (where applicable) and issuance of any Class A Ordinary Shares will be, able to pay its debts as they fall due;

9

the Company will issue the Class A Ordinary Shares in furtherance of its objects as set out in the Memorandum and Articles of Association and such issuance will be of commercial benefit to the Company;

10

the Company will have sufficient authorised share capital to effect the issue of any of the Class A Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any securities;

11	upon the issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which will be equal to at least the par value thereof;

12	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

13	the Board Resolutions have been duly signed by the Directors and were passed in accordance with the Memorandum and Articles of Association;

14

the Company has taken all requisite corporate action to authorise the issuance of the Class A Ordinary Shares to be offered and issued by the Company pursuant thereto as contemplated by the Registration Statement and the exercise of the Company’s rights and performance of its obligations pursuant to the Documents, and the related corporate authorisations are in full force and effect;

15

each Director and his alternate (if any) have disclosed to the Company all of their respective direct or indirect interests that conflict or may conflict to a material extent with the interests of the Company;

16

the Board Resolutions are in full force and effect, have not been amended, revoked or rescinded in any way and are the only resolutions passed by the Directors relating to the matters referred to therein;

Armada Acquisition Corp. III

89 Nexus Way, Camana Bay, Grand Cayman KY1 9009

17

all copies of the Registration Statement and the Documents are true and correct copies and they conform in every material respect to the latest drafts of the same produced to us and, where the Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

18

the Directors consider the transactions contemplated by the Registration Statement, and the Documents to be of commercial benefit to the Company and has acted bona fide in the interests of the Company and for proper purposes in relation to the transactions mentioned in the Board Resolutions;

19

prior to, at the time of, and immediately following execution of the documents approved in the Board Resolutions, the Company was able to pay its debts as they fell due and it entered into such documents for proper value and not with an intention to defraud or hinder its creditors or by way of undue or fraudulent preference;

20	the Company has no direct or indirect interest in Cayman Islands real property;

21

none of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands;

22	the Directors and other persons authorised to execute the Documents on behalf of the Company, at the date of the Board Resolutions and at the date hereof, were and are:

(a)	Stephen Herbert: and

(b)	Douglas Lurio.

23

the Directors and the Shareholder have not imposed any additional restrictions on the transfer of the Class A Ordinary Shares or the rights attaching to the Class A Ordinary Shares other than those set out in the Memorandum and Articles of Association and the Documents;

24

the Class A Ordinary Shares to be issued pursuant to the Documents and the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members; and

25	no invitation has been or will made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Class A Ordinary Shares.

Armada Acquisition Corp. III

89 Nexus Way, Camana Bay, Grand Cayman KY1 9009

I am duly authorised to execute and deliver this certificate on behalf of the Company. I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue your Opinion unless I shall have personally notified you to the contrary.

Yours faithfully

Name: ______________________

Director

For and on behalf of Armada Acquisition Corp. III

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